                                           Contacts:  Roy Winnick or Mark Semer
                                                      Kekst and Company
                                                      212-521-4842 or 4802


                  KOLLMORGEN CORPORATION ISSUES STATEMENT


WALTHAM, Mass., December 22, 1997 -- Kollmorgen Corporation (NYSE:KOL), of Waltham, Mass., said today that it is disappointed that the Board of Directors of Pacific Scientific Company (NYSE:PSX) had recommended that Pacific Scientific's shareholders not support Kollmorgen's $20.50 per share offer to acquire Pacific Scientific without first engaging in discussions with Kollmorgen management to learn more about Kollmorgen's proposal. Kollmorgen firmly believes that a business combination between Kollmorgen and Pacific Scientific will bring significant benefit to the shareholders of both companies and continues to seek a friendly negotiated transaction.

In this regard, Kollmorgen noted that the Pacific Scientific Board indicated that it has authorized management and its financial advisors to explore alternatives to maximize shareholder value, including a possible sale of the company. While Kollmorgen is encouraged by that statement, Kollmorgen is continuing to solicit consents to call a special shareholder meeting of Pacific Scientific in order to ensure that Pacific Scientific's shareholders will be able to realize the benefits of the proposed transaction in a timely manner. Accordingly, Kollmorgen continues to strongly encourage Pacific Scientific shareholders to execute and return the white form of consent previously distributed to Pacific Scientific shareholders as soon as possible.

Kollmorgen's primary business is in the area of high-performance electronic motion control. Growth in this business area is fueled by the need for higher productivity in every industrial, commercial, aerospace, and consumer market segment. Additional information can be found on the World Wide Web at http://kollmorgen.com.

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